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Exhibit (d)(7)

INTERNATIONAL RECTIFIER CORPORATION
2000 INCENTIVE PLAN
(Amended and Restated as of November 22, 2004)
NONQUALIFIED STOCK OPTION AGREEMENT

        THIS OPTION AGREEMENT is between INTERNATIONAL RECTIFIER CORPORATION, a Delaware corporation (the "Company"), and                        (the "Optionee"). Pursuant to the International Rectifier Corporation 2000 Incentive Plan (Amended and Restated as of November 22, 2004) (the "Plan"), the Company grants a nonqualified stock option to purchase authorized but unissued or treasury shares of Common Stock, $1.00 par value, of the Company on the Terms and Conditions attached and in the Plan:

Grant Date:
Number of Shares:	[1]
Exercise Price per Share:	[1]
Vesting Schedule:	33 1/3% per year on each of the first three anniversary dates of Grant Date[2]
Expiration Date:	[2]

1
Subject to adjustment under Section 5.2 of the Plan.

2
Subject to early termination under Section 2.5 or 5.2 of the Plan and Section 4 of the Terms and Conditions.
INTERNATIONAL RECTIFIER CORPORATION (a Delaware Corporation)		OPTIONEE
By:	Donald R. Dancer	(Signature)
Its:	General Counsel	(Address)
(City, State, Zip Code)

TERMS AND CONDITIONS

        1.     Exercisability of Option. The Option shall vest and become exercisable in installments of 33 1/3% of the aggregate number of shares set forth on the facing page (subject to adjustment). Subject to earlier termination of the Option as provided in this Agreement or the Plan and changes and adjustments contemplated by the Plan, the first installment shall vest on the 1st anniversary of the Grant Date, and thereafter, installments of 33 1/3% of the shares shall vest on each of the 2nd, and 3rd anniversaries of the Grant Date. The Option may be exercised only to the extent the Option is exercisable.

•	Cumulative Exercisability.	To the extent the Optionee does not in any year purchase all the shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any shares not so purchased until the Option terminates or expires.
•	No Fractional Shares.	Fractional share interests shall be disregarded, but may be cumulated.
•	Minimum Exercise.	No fewer than 100 shares may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

        2.     Method of Exercise of Option. To the extent exercisable, the Option may be exercised by the delivery to the Company of a written notice stating the number of shares to be purchased pursuant to the Option and payment made in cash or by check payable to the order of the Company in the full amount of the purchase price of the shares and amounts required to satisfy applicable withholding taxes. Other payment methods may be permitted only if expressly authorized by the Administrator with respect to this Option or all options under the Plan.

        3.     Continuance of Employment Required. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 4 below or under the Plan.

        4.     Effect of Termination of Employment or Death; Change in Subsidiary Status. If the Optionee's employment with the Company or any Subsidiary terminates, the Option and all other rights and benefits under this Agreement terminate, except that the Optionee may at any time within the following periods after termination exercise the Option to the extent the Option was exercisable at the date of termination of employment and has not otherwise expired. If the termination was the result of:

  •
  Total Disability— one year

  •
  Retirement— one year

  •
  termination by the Company or a subsidiary other than pursuant to a Dismissal for Cause— 30 days

  •
  voluntary resignation (other than in response to a Dismissal for Cause or in anticipation of a Dismissal for Cause, or in connection with Retirement)— 30 days

  •
  death of Optionee— one year

  •
  Dismissal for Cause*— Option shall terminate immediately (whether vested or not).

*
In addition to the definition set forth in Section 6.1(o) of the Plan, for purposes of this Agreement, "Dismissal for Cause" shall include the termination of Optionee's employment or services by the Company or a Subsidiary as a result of Optionee's material violation of a policy or rule of the Company.

In each case, the Option remains subject to earlier termination on the first to occur of the Expiration Date of the Option or the termination of the Option pursuant to Section 5.2 of the Plan.

        5.     Change in Subsidiary's Status; Leaves of Absence. If the Optionee is employed by an entity that ceases to be a Subsidiary and does not remain employed by the Company or another Subsidiary, this event is deemed for purposes of this Agreement to be a termination of the Optionee's employment by the Company other than pursuant to a Dismissal for Cause. Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Committee shall not be considered a termination of employment by the Company for purposes of Section 4, subject to such conditions as may be imposed in connection with the approval of the leave of absence.

        6.     Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office, to the attention of the Corporate Secretary and to the Optionee at the address given beneath the Optionee's signature, or at such other address as either party may hereafter designate in writing to the other.

        7.     Optionee not a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any shares of Common Stock not actually issued and delivered to Optionee prior to delivery of the exercise price and satisfaction of all other conditions precedent to the due exercise of the Option and delivery of shares.

        8.     No Employment Commitment by Company. Nothing contained in this Agreement or the Plan constitutes an employment commitment by the Company, affects Optionee's status as an employee at will who is subject to termination without cause, confers upon Optionee any right to remain employed by the Company or any subsidiary, interferes in any way with the right of the Company or any subsidiary at any time to terminate such employment, or affects the right of the Company or any subsidiary to increase or decrease Optionee's other compensation.

        9.     Effect of Award Agreement. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company except to the extent the Committee determines otherwise.

        10.   Choice of Law. The constructive interpretation, performance and enforcement of the Option and this Agreement shall be governed by the laws of the State of California.

        11.   Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

        12.   Plan. The Option and all rights of Optionee thereunder are subject to, and the Optionee agrees to be bound by, all of the terms and conditions of the provisions of the Plan, including, but not limited to Section 5.2 (Adjustments; Acceleration) and Section 5.10 (Governing Law/Construction/Severability). The Optionee acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any additional rights in the Optionee not expressly set forth above.

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  Exhibit (d)(7)